Exhibit 10.1

June 23, 2023

Re:	Amendment to Employment Letter Agreement

Dear Ralph,

As you know, you and Tempo Automation, Inc., a Delaware corporation (the “Company”) are parties to that certain employment letter agreement, dated April 15, 2021 (the “Employment Agreement”), which sets forth certain terms and conditions of your employment with the Company. This letter amendment (this “Amendment”) amends certain terms of the Employment Agreement as set forth herein. Capitalized terms used but not defined below will have their respective meanings set forth in the Employment Agreement.

1.            Accelerated Vesting. Section 10 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“10.         Accelerated Vesting.

In the event of a Qualifying Termination that occurs upon or within three (3) months prior to or eighteen (18) months after the closing of the Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, or if either party terminates your employment due to your death or Disability which occurs within eighteen (18) months after the closing of the Change of Control, then subject to the Conditions, the Company shall accelerate the vesting of any then-unvested equity awards held by you (including but not limited to any then-unvested shares subject to the Initial Options) such that one hundred percent (100%) of such awards shall be immediately vested and, as applicable, exercisable as of your Separation from Service date (the “Accelerated Vesting”). In order to accommodate the Accelerated Vesting, if a Qualifying Termination occurs in the three (3) month period prior to a Change of Control, such awards shall remain outstanding and eligible to vest upon a Change of Control that occurs within three months after such Qualifying Termination (and, if a Change of Control does not occur within such three month period, shall terminate with respect to shares that have not vested as of your employment termination date on the last day of such three (3)-month period (or, if earlier, on the original expiration date of the applicable award)).”

2.            Definitions.

A.            The reference to “Corporate Transactions” in Section 11 of the Employment Agreement is hereby deleted.

B.            Section 14 of the Employment Agreement is hereby amended by adding the following definition:

“Change of Control” means a “Change in Control” as defined in the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan, as may be amended from time to time; provided, that for purposes of Section 16 hereof, “Change of Control” shall mean a “change in ownership or control” of the Company within the meaning of Section 280G of the Code.

The Employment Agreement is hereby amended to the extent necessary to reflect this Amendment. The terms of this Amendment are hereby incorporated into and form a part of the Employment Agreement. Except as expressly modified by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement with the foregoing terms of this Amendment, to be effective as of the date first above written, by signing in the space designated below.

Sincerely,

Tempo Automation, Inc.

By:	/s/ Joy Weiss
Name: Joy Weiss
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Ralph Richart
Ralph Richart